EXHIBIT 99.1

TOR Minerals Announces 2006 Financial Results

 CORPUS CHRISTI, Texas, July 31, 2006 -- TOR Minerals International (NASDAQ:  TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced its financial results for the Second Quarter ended June 30, 2006.  The Company reported net income available to shareholders of $122,000, or $0.02 per fully diluted share, on net sales of $6,541,000.  This compares with net income available to shareholders of $316,000, or $0.04 per share, on net sales of $8,938,000 for the quarter ended June 30, 2005.

During the Second Quarter, the Company continued to implement cost reduction and avoidance measures.  These actions reduced selling, administrative and general expenses by 16% and contributed to overall profitability in the quarter.

HITOX® sales worldwide increased 15% and specialty alumina sales in Europe increased by 18% during the quarter, partially offsetting the decline in sales. The Company said that the primary contributors to the decline in revenue were the previously disclosed loss of a significant alumina customer and no third-party synthetic rutile sales.

“We continue to focus on rationalizing our cost structure for the current level of business and putting our company back on a growth trajectory.   Our efforts thus far allowed us to maintain modest profitability in the Second Quarter, despite the decline in revenue.  In addition, our efforts to increase sales of specialty aluminas and HITOX are showing promise, as we have been successful in gaining new customers, primarily in Europe and Asia,” said Dr. Olaf Karasch, CEO of TOR Minerals.  “During the quarter, we installed new equipment in the Corpus Christi plant, which should reduce our maintenance costs and allow us to achieve additional cost savings from our new HITOX production process.

“For the remainder of 2006, the company’s continued profitability will be determined by our ability to increase utilization of the production facilities in Malaysia and The Netherlands,” said Dr. Karasch.  “Based on the strong value proposition of our products and the dedication of our employees, I believe we are up to the challenge and I am encouraged by the opportunities that lie ahead for the Company.”

TOR Minerals will host a conference call at 9:00 a.m. Central Time on August 1, 2006 to further discuss Second Quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg
Beacon Street Group, LLC
(817) 310-0051

Tables Follow

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

NET SALES	$6,541	$8,938	$13,726	$16,085
Cost of products sold	5,002	6,999	10,632	12,363
GROSS MARGIN	1,539	1,939	3,094	3,722
GROSS MARGIN %	24%	22%	23%	23%
Selling, administrative and general	1,166	1,387	2,342	2,515
OPERATING INCOME	373	552	752	1,207
OTHER INCOME (EXPENSE):
Interest expense, net	(128)	(88)	(246)	(176)
Loss on foreign currency exchange rate	(20)	(43)	(31)	(48)
INCOME BEFORE INCOME TAX	225	421	475	983
Taxes	88	90	138	197
NET INCOME	$137	$331	$337	$786
Preferred stock dividends	15	15	30	30
Income available to Common Shareholders	$122	$316	$307	$756

Earnings per common share:
Basic	$0.02	$0.04	$0.04	$0.10
Diluted	$0.02	$0.04	$0.04	$0.09

Weighted average common shares and equivalents outstanding:
Basic	7,837	7,808	7,833	7,802
Diluted (1)	7,876	8,134	7,898	8,127

(1)
168,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
June 30, 2006 and December 31, 2005
(in thousands)

	June 30,	December 31,
	2006	2005
	(Un-Audited)
ASSETS
Current assets	$14,294	$12,725
Property, plant and equipment, net	19,933	19,535
Goodwill, net	1,868	1,729
Other assets	58	46
Total Assets	$36,153	$34,035

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$5,566	$5,095
Long-term debt, excluding current maturities	5,723	5,460
Deferred tax liability	677	528
Total Liabilities	11,966	11,083
Shareholders' equity	24,187	22,952
Total Liabilities & Shareholders' Equity	$36,153	$34,035